Insulet Reaffirms Second Quarter and Full Year 2016 Guidance

BILLERICA, Mass., May 3, 2016 /PRNewswire/ -- Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System (OmniPod System), today reaffirmed its second quarter and full year 2016 guidance. A recent preferred provider communication by UnitedHealthcare regarding in-network DME insulin pumps is not expected to have a material impact on OmniPod System coverage nor on Insulet's financial results.

For the year ending December 31, 2016, the Company is reaffirming its revenue guidance of $330 to $350 million compared to 2015 revenue from continuing operations of $263.9 million1. This represents year-over-year revenue growth of approximately 30% at the mid-point of the range.

For the quarter ending June 30, 2016, the Company is reaffirming its revenue guidance of $81 to $84 million compared to second quarter 2015 revenue from continuing operations of $60.6 million1. This represents year-over-year revenue growth of over 35% at the mid-point of the range.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's Delivery Systems business also partners with global pharmaceutical and biotechnology companies to tailor the OmniPod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, please visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement:

This press release may contain forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 29, 2016 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

1 The Company's guidance discussion above compares 2016 expected revenue to the unaudited 2015 revenue from continuing operations which excludes its recently-divested wholly-owned Neighborhood Diabetes business as if the divestiture occurred on January 1, 2015.

Investor Relations and Media Contact:
Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com